Issuer Free Writing Prospectus

Filed by Honda Motor Co., Ltd.

Pursuant to Rule 433

Registration Statement 333-288166

June 25, 2025

Honda Motor Co., Ltd.

Pricing Term Sheet

$700,000,000 4.436% Senior Notes due 2028

Issuer:	Honda Motor Co., Ltd.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$700,000,000

Expected Security Ratings:*	A3 (Moody’s) / A- (S&P)

Use of Proceeds:	The Issuer intends to use the net proceeds of this offering for capital expenditures and general corporate purposes.

Trade Date:	June 25, 2025

Settlement Date:	July 2, 2025 (T+5)

Issue Date:	July 2, 2025

Maturity Date:	July 8, 2028

Interest Rate:	4.436% per annum, payable semi-annually in arrears

Interest Payment Dates:	January 8 and July 8 of each year, commencing on January 8, 2026 (long first coupon).

Benchmark Treasury:	3.875% due June 2028

Benchmark Spot (Price/Yield):	100-12 3/8 / 3.736%

Spread to Benchmark:	70.0 basis points

Offering Price:	100.000% of the principal amount

Underwriting Discount:	0.250% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	None

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Optional Redemption:	The Issuer has the option to redeem the Notes, in whole or in part, at any time and from time to time prior to June 8, 2028, or the Par Call Date.

The redemption price for the Notes to be redeemed prior to the Par Call Date will be equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of the Notes—Optional Redemption” in the Preliminary Prospectus Supplement) plus 15.0 basis points less (b) interest accrued to the date of redemption for the Notes to be redeemed; and

(ii) 100% of the principal amount of the Notes to be redeemed,

Plus accrued and unpaid interest thereon to the redemption date of the Notes being redeemed.

On or after the Par Call Date, the Issuer has the option to redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date for the Notes to be redeemed.

See “Description of the Notes—Optional Redemption” in the Preliminary Prospectus Supplement.

Optional Tax Redemption:

The Issuer may redeem the Notes in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes outstanding plus accrued and unpaid interest to the redemption date upon the occurrence of certain changes in tax law, as set forth in the Preliminary Prospectus Supplement.

CUSIP:	438127AD4

ISIN:	US438127AD47

Joint Lead Managers and Joint Bookrunners:	J.P. Morgan Securities LLC
SMBC Nikko Securities America, Inc. Citigroup Global Markets Inc.

Co-Managers:	Morgan Stanley & Co. LLC Mizuho Securities USA LLC Nomura Securities International, Inc.

Notes:

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

Section 309B Notification—In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products)

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting J.P. Morgan Securities LLC toll-free at 1-866-803-9204, SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856 and Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

No EEA or UK PRIIPs KID—No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

June 25, 2025

Honda Motor Co., Ltd.

Pricing Term Sheet

$1,300,000,000 4.688% Senior Notes due 2030

Issuer:	Honda Motor Co., Ltd.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$1,300,000,000

Expected Security Ratings:*	A3 (Moody’s) / A- (S&P)

Use of Proceeds:	The Issuer intends to use the net proceeds of this offering for capital expenditures and general corporate purposes.

Trade Date:	June 25, 2025

Settlement Date:	July 2, 2025 (T+5)

Issue Date:	July 2, 2025

Maturity Date:	July 8, 2030

Interest Rate:	4.688% per annum, payable semi-annually in arrears

Interest Payment Dates:	January 8 and July 8 of each year, commencing on January 8, 2026 (long first coupon).

Benchmark Treasury:	4.000% due May 2030

Benchmark Spot (Price/Yield):	100-23 / 3.838%

Spread to Benchmark:	85.0 basis points

Offering Price:	100.000% of the principal amount

Underwriting Discount:	0.350% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	None

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Optional Redemption:

The Issuer has the option to redeem the Notes, in whole or in part, at any time and from time to time prior to June 8, 2030, or the Par Call Date.

The redemption price for the Notes to be redeemed prior to the Par Call Date will be equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of the Notes—Optional Redemption” in the Preliminary Prospectus Supplement) plus 15.0 basis points less (b) interest accrued to the date of redemption for the Notes to be redeemed; and

(ii) 100% of the principal amount of the Notes to be redeemed,

Plus accrued and unpaid interest thereon to the redemption date of the Notes being redeemed.

On or after the Par Call Date, the Issuer has the option to redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date for the Notes to be redeemed.

See “Description of the Notes—Optional Redemption” in the Preliminary Prospectus Supplement.

Optional Tax Redemption:

The Issuer may redeem the Notes in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes outstanding plus accrued and unpaid interest to the redemption date upon the occurrence of certain changes in tax law, as set forth in the Preliminary Prospectus Supplement.

CUSIP:	438127AE2

ISIN:	US438127AE20

Joint Lead Managers and Joint Bookrunners:	J.P. Morgan Securities LLC
SMBC Nikko Securities America, Inc. Citigroup Global Markets Inc.

Co-Managers:	Morgan Stanley & Co. LLC Mizuho Securities USA LLC Nomura Securities International, Inc.

Notes:

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

Section 309B Notification—In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products)

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting J.P. Morgan Securities LLC toll-free at 1-866-803-9204, SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856 and Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

No EEA or UK PRIIPs KID—No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

June 25, 2025

Honda Motor Co., Ltd.

Pricing Term Sheet

$1,000,000,000 5.337% Senior Notes due 2035

Issuer:	Honda Motor Co., Ltd.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$1,000,000,000

Expected Security Ratings:*	A3 (Moody’s) / A- (S&P)

Use of Proceeds:	The Issuer intends to use the net proceeds of this offering for capital expenditures and general corporate purposes.

Trade Date:	June 25, 2025

Settlement Date:	July 2, 2025 (T+5)

Issue Date:	July 2, 2025

Maturity Date:	July 8, 2035

Interest Rate:	5.337% per annum, payable semi-annually in arrears

Interest Payment Dates:	January 8 and July 8 of each year, commencing on January 8, 2026 (long first coupon).

Benchmark Treasury:	4.250% due May 2035

Benchmark Spot (Price/Yield):	99-22+ / 4.287%

Spread to Benchmark:	105.0 basis points

Offering Price:	100.000% of the principal amount

Underwriting Discount:	0.450% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	None

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Optional Redemption:	The Issuer has the option to redeem the Notes, in whole or in part, at any time and from time to time prior to April 8, 2035, or the Par Call Date.

The redemption price for the Notes to be redeemed prior to the Par Call Date will be equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of the Notes—Optional Redemption” in the Preliminary Prospectus Supplement) plus 20.0 basis points less (b) interest accrued to the date of redemption for the Notes to be redeemed; and

(ii) 100% of the principal amount of the Notes to be redeemed,

Plus accrued and unpaid interest thereon to the redemption date of the Notes being redeemed.

On or after the Par Call Date, the Issuer has the option to redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date for the Notes to be redeemed.

See “Description of the Notes—Optional Redemption” in the Preliminary Prospectus Supplement.

Optional Tax Redemption:

The Issuer may redeem the Notes in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes outstanding plus accrued and unpaid interest to the redemption date upon the occurrence of certain changes in tax law, as set forth in the Preliminary Prospectus Supplement.

CUSIP:	438127AF9

ISIN:	US438127AF94

Joint Lead Managers and Joint Bookrunners:	J.P. Morgan Securities LLC
SMBC Nikko Securities America, Inc. Citigroup Global Markets Inc.

Co-Managers:	Morgan Stanley & Co. LLC Mizuho Securities USA LLC Nomura Securities International, Inc.

Notes:

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

Section 309B Notification—In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products)

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting J.P. Morgan Securities LLC toll-free at 1-866-803-9204, SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856 and Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

No EEA or UK PRIIPs KID—No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.